EXHIBIT 12

                         FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:
              	                           Years Ended December 31,
                              -------------------------------------------------
	                                1995		    1996		    1997		    1998		   1999
                              --------- --------- --------- --------- ---------
	                                               (In Thousands)
Income from continuing
 operations                  	$ 253,618	$	226,249	$	245,108	$	153,848	$	136,467
Add:
Provision for income taxes    		234,044	 	247,168	 	231,315	 	170,566 		195,653
Minority interests' share
 of net income	                 	57,100	  	48,529  		40,343 	 	37,012	  	48,714
Interest expense		               50,080	 	117,291	 	151,720	 	205,588	 	194,069
Rental expense factor(a)		        1,002	     	457		     240	     	323     		188
                              --------- --------- --------- --------- ---------
Earnings available for
 fixed charges               	$	595,844	$	639,694	$	668,726	$	567,337	$	575,091
											                   ========= ========= ========= ========= =========

Interest expense             	$ 	50,080	$	117,291	$	151,720	$	205,588	$	194,069
Capitalized interest	           	49,758	  	22,979		  23,021	  	19,612  		 3,768
Rental expense factor(a)	        	1,002		     457		     240		     323		     188
                              --------- --------- --------- --------- ---------
Fixed charges	                $	100,840	$	140,727	$	174,981	$	225,523	$	198,025
                              ========= ========= ========= ========= =========

Ratio of earnings to
 fixed charges(b)	                	5.9x	    	4.5x	    	3.8x	    	2.5x    		2.9x
                                   ====      ====      ====      ====      ====

Computation of Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:

	                                         Years Ended December 31,
                              -------------------------------------------------
                            	    1995		    1996		    1997		   1998		   1999
                              --------- --------- --------- --------- ---------
	                                         (In Thousands)
Income from continuing
 operations                  	$	253,618	$	226,249	$	245,108	$	153,848	$	136,467
Add:
Provision for income taxes	    	234,044	 	247,168	 	231,315	 	170,566	 	195,653
Minority interests' share
 of net income	                 	57,100	  	48,529  		40,343	  	37,012		  48,714
Interest expense	               	50,080	 	117,291		 151,720	 	205,588  	194,069
Rental expense factor(a)		        1,002	     	457		     240		     323		     188
                              --------- --------- --------- --------- ---------
Earnings available for
 fixed charges               	$ 595,844	$	639,694	$	668,726	$	567,337	$	575,091
											                   ========= ========= ========= ========= =========

Interest expense             	$ 	50,080	$	117,291	$	151,720	$	205,588 $ 194,069
Capitalized interest	           	49,758	  	22,979	  	23,021		  19,612	   	3,768
Rental expense factor(a)	        	1,002		     457		     240		     323	     	188
Preferred dividends		           101,125		 101,083	  	65,896	  	65,847 	  68,697
                              --------- --------- --------- --------- ---------
Fixed charges	                $	201,965	$	241,810	$	240,877	$	291,370	$	266,722
										                    ========= ========= ========= ========= =========
Ratio of earnings to
 fixed charges(b)	                	3.0x	    	2.6x		    2.8x	    	1.9x		    2.2x
                                   ====      ====      ====      ====      ====

a.	Portion of rent deemed representative of an interest factor.
b.	For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.